Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President, Finance and
Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE FOURTH-QUARTER EARNINGS INCREASE 129.4%

TO $0.39 PER DILUTED SHARE ON 28.3% INCREASE IN REVENUE

THOMASVILLE, N.C. — (February 2, 2011) — Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the fourth quarter and year ended December 31, 2010. For the fourth quarter, revenue increased 28.3% to $399.0 million from $310.9 million for the fourth quarter of 2009. Net income was $22.1 million for the latest quarter, up 127.8% from $9.7 million for the fourth quarter of 2009, and earnings per diluted share increased 129.4% to $0.39 from $0.17. Old Dominion’s operating ratio improved to 90.5% for the fourth quarter of 2010 from 93.9% for the fourth quarter of the prior year. All prior-period share and per share data in this release have been adjusted to reflect the Company’s three-for-two stock split effective in August 2010.

For the year ended December 31, 2010, revenue grew 19.0% to $1.48 billion from $1.25 billion for 2009. Net income increased 116.9% to $75.7 million compared with $34.9 million for the prior year. Earnings per diluted share were $1.35 for 2010, a 117.7% increase from $0.62 for 2009. The Company’s operating ratio improved to 90.7% for 2010 from 94.3% for the prior year. The Company’s results for the fourth quarter and year ended December 31, 2010 reflect lower depreciation expense resulting from changes to the estimated useful lives and salvage values for its equipment that became effective January 1, 2010. The impact of these changes is generally consistent with the estimates provided in the Company’s first quarter 2010 earnings release.

David S. Congdon, President and Chief Executive Officer of Old Dominion, remarked, “Old Dominion produced strong revenue growth for the fourth quarter, as a 19.9% increase in shipments drove a 20.5% increase in tons compared with the fourth quarter of 2009. Some of this increase can be attributed to the continued growth in U.S. industrial production and manufacturing, which has not only boosted volumes for transportation providers, but also decreased excess capacity in our industry. As a result, a number of LTL carriers announced general rate increases in the fourth quarter of 2010, which has improved the overall pricing environment for our services. On November 15th, we implemented a general rate increase of 4.9%, which contributed to a 5.9% increase in revenue per hundredweight for the fourth quarter as compared to the prior-year period. Excluding fuel surcharges, revenue per hundredweight for the fourth quarter increased 3.4% over the comparable quarterly period.

“The substantial growth in tonnage for the fourth quarter and improved pricing generated significant operating leverage, resulting in a 340 basis-point improvement in our operating ratio. This improvement includes the impact of a 2% Company-wide salary and wage increase that was effective

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ODFL Reports Fourth-Quarter and Year-End Earnings

February 2, 2011

September 3, 2010. In 2009, we decided not to cut our employees’ salaries, wages or benefits, despite the recessionary environment, and we were pleased to provide this increase in wages to our employees as our performance improved. We also experienced a reduction in our workforce during the recession, but added employees in 2010 to meet increased tonnage levels and to maintain our commitment to providing the industry’s highest service levels for on-time and claims-free deliveries. Primarily as a result of the cost to train these new employees, our operating leverage was negatively affected by slight reductions in some measures of our productivity. Despite these additional costs incurred in 2010, our team produced record revenues for the fourth quarter and second half of 2010 and the best operating ratios for these periods since 2006.

“Old Dominion opened one new service center during the fourth quarter in Casper, Wyoming, and three for the year, giving us 213 service centers in operation at the end of 2010. In addition, our capital expenditures for the quarter of $37.2 million included the cost of accelerating approximately $19.0 million of our 2011 equipment purchases into 2010. Our ratio of total debt to capitalization at the end of 2010 decreased to 28.9% from 34.0% at the end of 2009 and from 29.1% at the end of the third quarter of 2010. At year end, we also had $109.2 million of availability on our revolving credit facility.”

With the acceleration of a portion of the Company’s 2011 equipment purchases into 2010, Old Dominion now plans total capital expenditures for 2011 in a range of $265 million to $300 million. These planned expenditures include $120 million to $140 million for real estate, $130 million to $140 million for the purchase of tractors, trailers and other equipment and $15 million to $20 million for investments in technology.

On January 3, 2011, Old Dominion completed a $95 million private placement of senior notes, which included a $50 million tranche with a fixed interest rate of 4.00% that matures in January 2018 and a $45 million tranche with a fixed interest rate of 4.79% that matures in January 2021. The Company used a portion of the net proceeds from this private placement to pay off its revolving credit facility and expects to use the remainder to fund capital expenditures during 2011.

Mr. Congdon concluded, “We attribute Old Dominion’s strong performance for the fourth quarter and for 2010 to outstanding execution of our proven long-term strategy to provide superior service at a fair and equitable price. This strategy is designed to leverage industry trends favoring providers of high quality, integrated, comprehensive and low cost services, which were further supported by continued industry consolidation during 2010. As a fully integrated non-union Company with broad geographic coverage, rapid transit times and an exceptional record of on-time, claims-free service, we believe we have the resources and the demonstrated experience to continue to implement this strategy effectively.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through March 2, 2011. A telephonic replay will also be available through February 12, 2011 at (719) 457-0820, Confirmation Number 1417472.

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ODFL Reports Fourth-Quarter and Year-End Earnings

February 2, 2011

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and demand, including whether our pricing and resulting revenue are sufficient to cover our operating expenses; (2) the negative impact of any unionization, or the passage of legislation that could facilitate unionization, of our employees; (3) the challenges associated with executing our growth strategy, including inability to successfully consummate and integrate acquisitions, if any; (4) changes in our goals and strategies, which are subject to change at any time at our discretion; (5) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (6) increases in driver compensation or other difficulties in attracting and retaining qualified drivers; (7) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health, including increased premiums, adverse loss development, increased self-insured retention levels, and claims in excess of coverage levels; (8) the availability and cost of capital for our significant ongoing cash requirements; (9) the availability and cost of new equipment, particularly in light of regulatory changes impacting the cost of new equipment; (10) decreases in demand for, and the value of, used equipment; (11) the availability and price of diesel fuel, the effectiveness of fuel surcharges in mitigating the impact of fluctuating fuel prices and our ability to collect fuel surcharges from our customers; (12) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, and new safety standards for drivers and equipment; (13) the costs and potential adverse impact associated with the implementation of the new safety monitoring system of the Federal Motor Carrier Safety Administration; (14) seasonal trends in the industry, including the possibility of harsh weather conditions; (15) our dependence on key employees; (16) the concentration of our stock ownership with the Congdon family; (17) the costs and potential adverse impact associated with potential future changes in accounting standards or practices; (18) the impact caused by potential disruptions to our information technology systems; and (19) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload, non-union motor carrier providing regional, inter-regional and national LTL service and value added logistics services. In addition to its core LTL services, the Company offers its customers a broad range of logistics services including ground and air expedited transportation, supply chain consulting, transportation management, truckload brokerage, container delivery and warehousing services. Through marketing and carrier relationships, the Company also offers door-to-door international freight services to and from all of North America, Central America, South America and the Far East.

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ODFL Reports Fourth-Quarter and Year-End Earnings

February 2, 2011

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		% Chg.	Twelve Months Ended December 31,		% Chg.
	2010	2009		2010	2009
Revenue from operations	$398,972	$310,924	28.3%	$1,480,998	$1,245,005	19.0%
Operating income	$37,969	$18,921	100.7%	$137,739	$70,391	95.7%
Operating ratio	90.5%	93.9%		90.7%	94.3%
Net income	$22,056	$9,681	127.8%	$75,651	$34,871	116.9%
Basic and diluted earnings per share	$0.39	$0.17	129.4%	$1.35	$0.62	117.7%
Basic and diluted weighted average shares outstanding	55,927	55,927	0.0%	55,927	55,927	0.0%

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ODFL Reports Fourth-Quarter and Year-End Earnings

February 2, 2011

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations
(In thousands, except per share amounts)
	Fourth Quarter					Year To Date

	2010		2009		% Chg.	2010		2009		% Chg.
Revenue	$398,972	100.0%	$310,924	100.0%	28.3%	$1,480,998	100.0%	$1,245,005	100.0%	19.0%

Operating expenses:
Salaries, wages & benefits	218,378	54.7%	176,999	56.9%	23.4%	808,819	54.6%	718,744	57.7%	12.5%
Operating supplies & expenses	69,271	17.4%	48,935	15.7%	41.6%	244,291	16.5%	181,329	14.6%	34.7%
General supplies & expenses	10,429	2.6%	7,967	2.6%	30.9%	41,580	2.8%	35,013	2.8%	18.8%
Operating taxes & licenses	14,349	3.6%	13,331	4.3%	7.6%	55,420	3.8%	50,175	4.0%	10.5%
Insurance & claims	6,491	1.6%	4,305	1.4%	50.8%	25,329	1.7%	23,095	1.8%	9.7%
Communications & utilities	3,955	1.0%	3,402	1.1%	16.3%	15,218	1.0%	14,614	1.2%	4.1%
Depreciation & amortization	19,862	5.0%	23,801	7.7%	(16.5%)	80,362	5.4%	94,784	7.6%	(15.2%)
Purchased transportation	13,664	3.4%	7,792	2.5%	75.4%	50,489	3.4%	33,786	2.7%	49.4%
Building and office equipment rents	3,476	0.9%	3,790	1.2%	(8.3%)	15,244	1.0%	14,900	1.2%	2.3%
Miscellaneous expenses, net	1,128	0.3%	1,681	0.5%	(32.9%)	6,507	0.5%	8,174	0.7%	(20.4%)

Total operating expenses	361,003	90.5%	292,003	93.9%	23.6%	1,343,259	90.7%	1,174,614	94.3%	14.4%

Operating income	37,969	9.5%	18,921	6.1%	100.7%	137,739	9.3%	70,391	5.7%	95.7%

Other deductions:
Interest expense, net	2,944	0.7%	3,345	1.1%	(12.0%)	12,465	0.8%	12,998	1.1%	(4.1%)
Other expense, net	(76)	(0.0%)	80	0.0%	(195.0%)	848	0.1%	228	0.0%	271.9%

Income before income taxes	35,101	8.8%	15,496	5.0%	126.5%	124,426	8.4%	57,165	4.6%	117.7%

Provision for income taxes	13,045	3.3%	5,815	1.9%	124.3%	48,775	3.3%	22,294	1.8%	118.8%

Net income	$22,056	5.5%	$9,681	3.1%	127.8%	$75,651	5.1%	$34,871	2.8%	116.9%

Earnings per share:

Basic and Diluted	$0.39		$0.17		129.4%	$1.35		$0.62		117.7%

Weighted average outstanding shares:

Basic and Diluted	55,927		55,927		0.0%	55,927		55,927		0.0%

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ODFL Reports Fourth-Quarter and Year-End Earnings

February 2, 2011

OLD DOMINION FREIGHT LINE, INC.

	Fourth Quarter			Year to Date
Operating Statistics	2010	2009	% Chg.	2010	2009	% Chg.

Operating ratio	90.5%	93.9%	(3.6%)	90.7%	94.3%	(3.8%)
Intercity miles *	91,050	74,150	22.8%	338,535	299,330	13.1%
Total tons *	1,457	1,209	20.5%	5,656	4,902	15.4%
Total shipments *	1,641	1,369	19.9%	6,327	5,750	10.0%
Revenue per intercity mile	$4.38	$4.19	4.5%	$4.37	$4.16	5.0%
Rev/cwt ‡	$13.55	$12.79	5.9%	$13.09	$12.70	3.1%
Rev/cwt excluding fuel surcharges ‡	$11.79	$11.40	3.4%	$11.49	$11.49	0.0%
Rev/shp ‡	$240.72	$225.81	6.6%	$234.09	$216.49	8.1%
Rev/shp excluding fuel surcharges ‡	$209.39	$201.20	4.1%	$205.38	$195.81	4.9%
Weight per shipment (lbs.)	1,777	1,765	0.7%	1,788	1,705	4.9%
Average length of haul (miles)	953	939	1.5%	948	928	2.2%

* - In thousands

‡ - For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company’s revenue recognition policy.

Balance Sheets	December 31, 2010	December 31, 2009
(In thousands)

Cash and cash equivalents	$5,450	$4,171
Other current assets	217,132	170,004

Total current assets	222,582	174,175
Net property and equipment	964,216	939,495
Other assets	53,083	45,608

Total assets	$1,239,881	$1,159,278

Current maturities of long-term debt	$37,130	$36,676
Other current liabilities	132,916	111,449

Total current liabilities	170,046	148,125
Long-term debt	234,087	268,856
Other non-current liabilities	167,099	149,297

Total liabilities	571,232	566,278
Equity	668,649	593,000

Total liabilities & equity	$1,239,881	$1,159,278

Notes:	Financial and operating data are unaudited
LTL is less than 10,000 lbs.

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